Exhibit 10.1

Employment Agreement with Barbara Riching

2/27/2013

Barbara Riching

Dear Barbara:

OXiGENE, Inc. (the “Company”) is pleased to offer you employment with the Company on the following terms and conditions:

Position:	Chief Financial Officer

Term:	Your employment with the Company on a part-time basis of 32 hours per week will commence on or before February 27, 2013. You will be an employee “at will” so that either you or the Company may terminate your employment with the Company for any reason at any time.

Salary:	Your prorated salary will be $ 8,292.31 per biweekly pay period, payable in accordance with the Company’s payroll schedule.

You may also be eligible for a discretionary bonus. Eligibility is determined by the Company in its sole discretion and generally will be based on the Company’s assessment of various factors, including whether you have made extraordinary contributions to the Company, the Company’s own performance and outlook, and other factors which the Company, in its sole discretion, considers relevant. Any bonus which the Company determines to pay generally would be on an annual basis. The company will accommodate at your choosing and in accordance with company needs to perform your duties in a 4 day or 32-hour workweek.

Options:	Subject to Compensation Committee approval, you will receive options to purchase, on the terms and conditions of the Company’s 2005 Stock Plan, as amended, 15,000 shares of the Company’s Common Stock. The number of shares shall be determined by the Company’s Compensation Committee and the exercise price of such options shall be the fair market value of the Company’s Common Stock on the date that such options are approved by the Company’s Compensation Committee.

Benefits:	You will be entitled to the Company’s customary health, dental and vision insurance benefits. In addition, upon your becoming eligible to do so, you may elect to participate in, and contribute part of your salary to, the Company’s 401(k) plan. The Company does not make any “matching contributions” to such 401(k) plan.

Vacation:	You will be entitled to 12 days of paid vacation per year (prorated from 15 days). Your vacation accrues based on the number of days you have been employed by the Company.

Confidentiality:	The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of this offer of employment, you are required to sign the Employee Proprietary Information and Inventions Agreement (the “Agreement”) enclosed with this letter.

If the foregoing satisfactorily reflects the mutual understanding between you and the Company, kindly sign and return to the Company the enclosed copy of this letter. This offer of employment is conditioned on the results of your reference check, receiving your acceptance by February     , 2013, and on your eligibility to work in the United States.

We are very pleased to offer you the opportunity to join OXiGENE, and we look forward to having you aboard. We are genuinely excited about your anticipated arrival, and confident that you will make an important contribution to our unique and thriving enterprise.

Sincerely,

Peter J. Langecker

Chairman of the Board & CEO

Accepted:

Name	Date	Start Date